Ex-Filing Fees

CALCULATION OF FILING FEE TABLES

S-1

MOVANO INC.

Table 1: Newly Registered and Carry Forward Securities

Line Item Type	Security Type	Security Class Title	Notes	Fee Calculation Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee

Newly Registered Securities
Fees to be Paid	Equity	Common Stock, $0.0001 par value per share	(1)	Other	110,000,000	$7.3750	$811,250,000.00	0.0001381	$112,033.63

Total Offering Amounts:							$811,250,000.00		112,033.63
Total Fees Previously Paid:
Total Fee Offsets:									0.00
Net Fee Due:									$112,033.63

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Offering Note(s)

(1)	Pursuant to Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), there is also being registered hereby such indeterminate number of additional shares of common stock, par value $0.0001 per share (“Common Stock”), of Movano Inc. (the “Company”) as may be issued or issuable because of stock splits, stock dividends, stock distributions, and similar transactions.

Represents shares of Common Stock that are available to be issued and sold by the Company to Chardan Capital Markets LLC (“Chardan”) from time to time at the Company’s election pursuant to a ChEF Purchase Agreement (the “Purchase Agreement”), dated as of November 6, 2025, between the Company and Chardan, subject to satisfaction of the conditions set forth therein.

Estimated solely for the purpose of calculating the registration fee, based on the average of the high and low prices of the shares of the Company’s Common Stock on The Nasdaq Stock Market on December 18, 2025. This calculation is in accordance with Rule 457(c) of the Securities Act.